UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  September 4, 2009
(Date of earliest event reported)

B.H.I.T. Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9043	36-3361229
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2255 Glades Rd., Suite 342-W, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

561-997-7775
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanation of Amendment

B.H.I.T. Inc. (the “Company”) is filing this Form 8-K/A as Amendment No. 1 (this “Amendment”) to its Current Report on Form 8-K dated September 4, 2009 (the “8-K”) reporting the Company’s acquisition of The Wood Energy Group, Inc. (“Wood Energy”). Exhibit 99.1 of the 8-K included the balance sheets of Wood Energy as of December 31, 2008 and 2007 and the related statements of income, stockholders’ equity, and cash flows for the years then ended (the “Audited Financial Statements”) audited by R3 Accounting LLC (“R3”). R3 is not registered with the Public Company Accounting Oversight Board (the “PCAOB”) and R3’s report on the Audited Financial Statements did not refer to PCAOB standards. Therefore, the Audited Financial Statements may be considered deficient, and the 8-K may not be considered filed timely. The Company engaged Grant Thornton LLP to re-audit the Audited Financial Statements. Grant Thornton is registered with the PCAOB. This Amendment includes new Audited Financial Statements audited by Grant Thornton, and Grant Thornton’s report on the Audited Financial Statements referring to PCAOB standards.

The statements of income included in the new Audited Financial Statements are different from the previously-filed Audited Financial Statements as follows:

	Year ended December 31,
	2008	2007
Net income as previously reported	$324,403	$87,955
Adjustment of depreciation expense	(72,655)	(32,264)
Adjustment of accrued liabilities	(219,266)	20,259
Adjustment of accounts receivable	(84,828)	-
Adjustment of costs incurred related to deferred revenue	(40,978)	(12,218)
Adjustment of provision for income taxes	31,600	(13,800)
Other	8,844	(816)
Net income (loss) as adjusted	$(52,880)	$49,116

Basic and diluted income (loss) per common share, as adjusted	$(52.88)	$49.12

Changes have also been made that impact Wood Energy’s unaudited balance sheet at June 30, 2009, and its unaudited statements of income and cash flows for the six months ended June 30, 2009 and 2008 (the “Unaudited Financial Statements”). Accordingly, the Unaudited Pro Forma Combined Financial Statements of the Company and Wood Energy Group included in the original 8-K have changed in this Amendment.

Finally, the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Wood Energy” in Item 2.01 of the 8-K has been revised in this Amendment to reflect the changes in the Audited Financial Statements and the Unaudited Financial Statements.

Except as described above, no other amendments have been made to the 8-K. This Amendment does not reflect events occurring after the September 11, 2009 filing of the 8-K, or modify or update the disclosure contained in the 8-K in any way other than as required to reflect the revisions discussed above and reflected herein.

B.H.I.T. Inc.

CURRENT REPORT ON FORM 8-K

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement

The disclosures under Item 2.01 of this current report under the captions “Loan Agreements” and “Employment Agreements” is also responsive to Item 1.01 of this report and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

Closing of the Acquisition of The Wood Energy Group, Inc.

Effective September 4, 2009, B.H.I.T. Inc. (“BHIT” or the “Company”) completed the acquisition of The Wood Energy Group, Inc., a Missouri corporation engaged in the business of railroad tie reclamation and disposal (“Wood Energy”).  Wood Energy is now a wholly-owned subsidiary of the Company.  Pursuant to the Stock Purchase Agreement (the “Agreement”) dated May 28, 2009, as amended, by and among the Company, Wood Energy and its owners Stephanie G. Smith and Greg Smith, Trustees of the Stephanie G. Smith Trust U/A dated December 20, 1995, as amended, and Andy C. Lewis, we purchased all of the issued and outstanding stock of Wood Energy for a purchase price of $5,366,000 in cash and $1.0 million in shares of common stock of the Company priced at the fair market value of BHIT’s common stock as of the date of the Agreement ($0.30 per share), or 3,333,334 shares, plus customary working capital adjustments.  The Agreement contains non-solicitation and noncompetition provisions pursuant to which the sellers agreed not to solicit any employee or affiliate of Wood Energy or engage in competitive business for a period of two years after the date of closing of the transaction. Also, we agreed to register the shares of common stock issued to the sellers with the Securities and Exchange Commission (“SEC”) in the event we conduct any issuance of registered securities as long as the sellers hold the shares.

Loan Agreements

In order to fund a significant portion of the $5.4 million cash portion of the purchase price for the acquisition, Wood Energy entered into a $3.0 million five-year term loan with Fifth Third Bank and paid the proceeds of this loan to the sellers on behalf of BHIT.  The term loan bears interest at the rate of either prime plus 5.00% or LIBOR plus 450 basis points, at Wood Energy’s option, with a LIBOR floor of 2%.  The term loan is secured by all of Wood Energy’s assets, including a pledge of outstanding stock.  The term loan requires Wood Energy to make monthly payments of principal and accrued interest throughout the five-year term and a payment of 75% of any excess cash flow (as defined in the loan and security agreement) for the fiscal year ending 2009.  For subsequent years, Wood Energy will be required to make excess cash flow payments only if certain conditions are not met for such year.

Wood Energy also entered into credit lines with Fifth Third Bank in the amounts of $500,000 and $1.5 million for working capital and capital expenditure ("capex") needs, respectively.  The credit lines bear interest at the same rates as the term loan, except that there is no floor on LIBOR draws under the working capital loan.  The working capital credit line has a one-year maturity and the capex line has a five-year maturity.  The working capital credit line requires Wood Energy to pay interest during the term and the capex line is amortized in the same manner as the term loan with a draw period of twelve months following closing.  Each credit line requires Wood Energy to pay a 50 basis point fee on any unused portion of the line on a quarterly basis.  The working capital credit line is a revolving credit line and is subject to a borrowing base equal to 80% of accounts receivable under 90 days with a 25% cross-aging rule, and a 50% advance on inventory.  The credit lines prohibit Wood Energy from paying dividends to BHIT without Fifth Third’s consent and limit the amount of management fees Wood Energy may pay to BHIT to no more than $50,000 during the 2009 calendar year and “reasonable amounts” in future years.

Wood Energy paid Fifth Third Bank a closing fee of 2% ($100,000) of the original aggregate amounts of the loans ($5.0 million).  All of the loans are cross collateralized, cross-defaulted and guaranteed by BHIT.  If an event of default occurs, as defined in the loan and security agreement, the entire balance of each loan becomes due and payable, the interest rate of each loan increases by 2% until the default is cured and Fifth Third Bank is entitled to take possession of or sell Wood Energy’s assets.

There is no material relationship between Wood Energy (or BHIT) and Fifth Third Bank other than in respect of the Loan Documents.  The parties to the Loan Documents made representations, warranties and covenants that are customary for a commercial loan agreement consisting of a term loan and revolving line of credit, including covenants that limit Wood Energy’s ability to make distributions to us.

Private Placement of Convertible Debentures

In order to raise additional capital for our acquisition of Wood Energy, we conducted a private placement of Series A Convertible Debentures (the “Debentures”).  The Debentures bear interest at the rate of 10%, payable semi-annually.  Each Debenture is convertible at the holder’s option into shares of common stock of BHIT at a conversion price of $0.20 per share, subject to customary adjustments for any future stock dividends, stock splits and certain reorganizations and recapitalizations.   Also, we agreed that if we conduct a registered offering of securities following the private placement, we will register the shares of common stock underlying the Debentures at the request of the holders of these shares.

Through this private placement, we issued Debentures in the aggregate principal amount of $1,525,000 on September 4, 2009.   Further information on the private placement, our common stock and the Debentures may be found in Item 2.01 of this report under the caption “Description of Securities” and in Item 3.02, Sale of Unregistered Equity Securities, each of which are incorporated by reference herein.

Employment Agreements

In connection with the acquisition, Wood Energy entered into employment agreements, dated September 4, 2009 with two Wood Energy executives, Greg Smith and Andrew C. Lewis (the “Employment Agreements”).  Prior to the acquisition, Mr. Smith was Wood Energy’s president and Mr. Lewis was Wood Energy’s vice president.  The Employment Agreements provide that Mr. Smith and Mr. Lewis will continue to serve in these capacities for five years following closing of the acquisition, subject to earlier termination by either party.  The Employment Agreements also require each of Mr. Smith and Mr. Lewis to refrain from participating in the railroad tie reclamation and disposal   businesses for a period of two years following termination of his employment.  Lastly, the Employment Agreements impose prohibitions on soliciting customers and employees of Wood Energy.  In consideration of their obligations under their respective Employment Agreements, Mr. Smith and Mr. Lewis will each receive salaries of $150,000 and employee benefits that are customary for executive officers, will be entitled to equity compensation as determined by BHIT’s board of directors and will be eligible for an annual bonus based upon Wood Energy’s EBITDA for the prior year.  Each Employment Agreement requires BHIT to pay severance equal to six months of salary (or a lesser amount if less than six months remains in the employment term) if the executive is terminated without cause.  Wood Energy, Mr. Smith and Mr. Lewis also made customary representations, warranties and covenants.

These descriptions of the Agreement, Loan Documents, Debentures and Employment Agreements do not purport to be complete and are qualified in their entirety by reference to the complete texts of the agreements, which are filed as Exhibits 2.1, 4.1 and 10.1 through 10.7 hereto and incorporated herein by reference.

Immediately prior to our acquisition of Wood Energy, BHIT was a “shell” company subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) but without significant operations or sources of revenues other than its investments.  BHIT’s existing operations related primarily to servicing its cash investment portfolio and maximizing existing capital with stable interest generating instruments.  Having acquired Wood Energy, we believe BHIT is no longer a shell company.  Accordingly, pursuant to the requirements of Item 2.01(f) of Form 8-K, set forth below is the information that would be required if BHIT were filing a general form for registration of securities on Form 10 under the Exchange Act.

Our Company

Our History Prior to Acquiring Wood Energy

The Company was originally organized under the laws of the State of Massachusetts in 1985, under the name VMS Hotel Investment Trust, for the purpose of investing in mortgage loans, principally to entities affiliated with VMS Realty Partners. These loans were collateralized by hotel and resort properties. The Company was reorganized as a Delaware corporation in 1987. From 1989 to 1992 we experienced severe losses due primarily to a decline in real estate property values and the resulting default on mortgage loans held by us.  The Company changed its name to B.H.I.T. Inc. in 1998.

On January 24, 2007, a group of private investors purchased 41.7% of our outstanding shares held by our largest shareholder at the time, Summa Holdings, Inc. As a result of the transaction, James Benenson, Jr. and John V. Curci each resigned as directors and officers of the company and Paul S. Dennis, Gary O. Marino, Harvey J. Polly and Andrew H. Scott were appointed to fill vacancies in the board.  To learn more about our current management team, see the section of this report captioned “Management” on page 23.

Because certain directors and officers of the Company had experience with railroads, we began investigating acquisitions of companies in the rail industry.  In 2007, we were presented with the opportunity to purchase L.A. Colo, LLC (“Colo”), a railroad maintenance and construction company. The transaction was terminated by us in October 2008 due to the performance of Colo, resulting in arbitration proceedings over funds we had placed in escrow.  The arbitration was recently resolved in favor of Colo and its sellers.  For more information about Colo and the arbitration, see the section of this report captioned “Legal Proceedings” on page 32.

In the spring of 2009, the opportunity to acquire Wood Energy was presented to BHIT, and our board of directors determined that it would be in the best interests of BHIT’s shareholders to pursue the acquisition.  Therefore, we entered negotiations with the owners of Wood Energy to acquire it.  As a result of the acquisition, BHIT is now in the business of railroad tie reclamation and disposal.  This business is discussed more fully below.

Our Business Today

As used for the duration of this report, all references to the “Company,” “we,” “our” and “us” for periods prior to the closing of the acquisition refer to Wood Energy, and references to the “Company,” “we,” “our” and “us” for periods subsequent to the closing of the acquisition refer to BHIT and its wholly-owned subsidiary, Wood Energy.

Overview

The Wood Energy Group, Inc., headquartered in St. Louis, Missouri, is one of the nation’s largest railroad tie recovery/energy generation companies. Founded in 2001, we provide railroad tie pickup, reclamation and disposal services to the Class 1 railroads (defined by the American Association of Railroads as a railway company with annual operating revenue over $346.8 million) and industrial customers.  Prior to that, our founder Greg Smith provided the same services through Wood Waste Energy, Inc., a company he founded in 1991, built into the largest railroad tie recovery business in the U.S., and sold in 1999.  We operate primarily in Texas, Louisiana and Mississippi. We reported $5.1 million in annual revenue in 2008, and we employ 25 people.

Our services include picking up scrap railroad ties for major Class I railroads and disposing of the ties by selling them to the landscape tie market or having the ties ground to create shredded wood for sale as biomass fuel to the co-generation market.  In 2008, we picked up over 900,000 railroad ties, 67% of which were used by the co-generation market, 28% for the landscape market and 5% went to landfill.  In addition, the Company has recently begun processing wood products for a major forest products company for additional sources of biomass fuel.  We believe that key aspects of our business model and certain attributes of our Company enable us to achieve greater efficiencies and profit margins than our competitors in the railroad tie recovery industry.  Our strengths include:

•	A proven management team;
•	Long-term contracts that provide a stable and consistent revenue stream;
•	An efficient and profitable operating methodology;
•	Management personnel with the expertise to grow the alternative fuel segment of the business;
•	The pursuit of roll-ups of other North American railroad tie pick-up companies, which present a significant opportunity for long-term growth; and
•	Creating economies of scale through regional expansion.

Revenue Sources

Currently, the Company has four sources of revenue:

•	Railroad Tie Pick-Up – the Company charges Class I railroads for picking up and recovering spent railroad ties from their tracks;
•	Railroad Tie Disposal – the Company sells scrap railroad ties for grinding as a biomass fuel source;

•	Landscape Ties – the Company sells higher-quality reclaimed railroad ties to wholesale landscape companies; and
•	Wood Products – processing wood products for co-generation markets as biomass fuel.

We have contracts with Class I railroads to pick up scrap railroad ties in Texas, Louisiana and Mississippi:

•	A new five-year contract (expires 2014) with Union Pacific for tie pick-up in Texas and Louisiana,
•	A long-term scrap railroad tie supply agreement with International Paper for its Pineville, Louisiana location (ties used as boiler fuel source),
•	A long-term scrap railroad tie and biomass fuel supply agreement with International Paper at its Mansfield, Louisiana location (ties used as boiler fuel source),
•	A 2009 contract for tie pick-up with Canadian National Railway, and
•	A contract with Campbell Group to clean up wood residue from logging operations, and
•	A five-year contract with MeadWestvaco Corporation to provide biomass fuel for co-generation.

Union Pacific and International Paper account for approximately 50% and 25% of our revenue, respectively.

The Railroad Tie Recovery/Energy Generation Industry

There are approximately 15 rail tie recovery companies in North America with total industry revenue of approximately $65-75 million.  Each company operates within specific geographic regions and each has Class I railroads as its major customers.

Income can be generated from the rail ties that are recovered by:

•	Grinding and selling rail ties to co-generation plants and utilities for use as alternative fuel;

•	Re-selling rail ties for use in the landscape industry; and

•	Selling ties that are reconditioned back to the railroads for re-use.

The income potential from these revenue sources is increased by certain barriers to entry that exist in the rail tie recovery industry.  Class I railroads require that contractors have experience and reliability in disposing non-usable railroad ties through co-generation.

The U.S. Railroad Industry and Increased Tie Replacement

U.S. railroads operate over 140,000 miles of track, and earned $54 billion in revenues in 2006. In the U.S., railroads account for more than 40% of all freight transportation by volume — more than trucks, boats, barges or planes. U.S. freight railroads are the world’s busiest, moving more freight than any rail system in any other country.  North American railroads move more than four times as much freight as do all of Western Europe’s freight railroads combined.

Due to increases in railroad traffic and the increased maximum weight limit of rail cars to 286,000 pounds, Class I railroads, regional railroads and short line railroads continue to maintain and repair their infrastructure to ensure safe operation of their railways.  Demand for outsourcing of railroad maintenance services is expected to increase due to increased union labor costs as well as an aging population of railroad workers.

Further, over the past five years, the increase of the maximum weight limit and increased traffic has accelerated wear and tear of railroad infrastructure, increasing the need for tie replacement. The nation’s railroads have struggled to keep pace with the resulting growth of maintenance needs due to the tremendous cost of qualified personnel and equipment.  Track maintenance is capital intensive and requires skilled personnel, resulting in railroads turning to independent contractors to provide tie recovery services.

In 2008, Class I railroads replaced over 15 million rail ties.  Over the next five years, they are expected to replace over 80 million ties.

Railroad Ties as Biomass Fuel Source

Shredded railroad ties are a viable source of biomass fuel for industrial plants and utilities. We believe we can generate additional revenue by grinding the railroad ties in-house and then selling them to co-generation plants. The Company plans to purchase railroad tie grinding equipment later this year to more fully integrate its operations in an effort to secure this additional revenue.

Three areas where railroad ties provide significant advantages as a biomass fuel source include:

•	In the burn process:
-	Burning ties increases combustion efficiency and produces less ash
-	Composition of shredded railroad ties allows for higher burn rates
-	Creosote-treated ties burn cleaner than untreated wood

•	Environmental impact:
-	Life cycle of treated wood ties is ‘carbon neutral’
-
Utilizing railroad ties for fuel results in fewer ties being placed into landfill, where the ties’ carbon will be biologically converted into methane, a gas with 21 times the global warming potency of CO 2

-	using shredded wood railroad ties has been classified as a “green” environmental alternative

•	Compared to other fuel sources:
-	Every two tons of treated wood ties used to generate electricity replace one ton of coal or 90 gallons of oil (18 ties equal one ton)
-	Railroad ties have a higher BTU value (7,500-10,000) compared to untreated wood (3,500)
-	Ties have less moisture (12-26%) compared to fresh cut wood (40-60%)
-	Railroad ties cost about half as much ($2.20) as natural gas ($4-5.00) to generate one million BTUs

Growth Opportunities

We believe Wood Energy has significant internal and external growth opportunities over the next several years, including:

Internal growth opportunities:
-	Expanding use of rail ties as an alternative fuel and energy source
-	Investing in new tie grinding equipment, thus reducing outsourcing and increasing margins
-	Recovering other wood products that grinding equipment can accept such as telephone poles, bridge timbers and pallets
-	Adding new business with Class I railroads by expanding our service area
-	Providing ancillary services such as rail car cleaning, and
-	Providing tie recovery service to short line railroads in addition to the Class I railroads we already service.

External growth opportunities:
-	Acquiring competitor tie recovery businesses and consolidating management teams,
-	Expanding service capabilities of existing companies, particularly with respect to alternative fuel, and
-	Expanding our customer base by increasing the number of services we offer and entering new geographic markets.

Management

Prior to BHIT’s acquisition of Wood Energy, Wood Energy was managed by its principal shareholders Greg Smith, president, and Andy C. Lewis, vice president.  Mr. Smith and Mr. Lewis agreed to continue serving in these capacities following the acquisition.  Mr. Smith has been in the business of processing and disposing scrap railroad ties since 1991.  He founded Wood Waste Energy in 1987 and built it into the country’s largest railroad tie recovery service. Wood Waste Energy was the first company to produce railroad tie-derived fuel. Mr. Smith sold Wood Waste Energy in 1999 and it remains the largest railroad tie recovery company in the U.S.  Mr. Lewis has been managing railroad tie pick-up crews since 1997. He has worked with all the Class I railroads over the past 12 years. He has extensive experience in managing field crew employees, hi-rail boom trucks, tie-cranes, railcars and semi-tractor trailers.

Project Management

The Company’s business model focuses on efficient operations and improved profit margins. Information flow between on-site employees and management personnel is critical to achieve goals assigned for each project and complete projects efficiently and effectively. Daily information flow provides management an accurate view of productivity and profitability of each project so that our financial performance can be closely monitored.  We have developed a management reporting system that is comparatively comprehensive for our industry and we believe this system helps us effectively manage our projects.

Staffing

Railroad professionals are the core of our company. Experienced managers and supervisors are critical to success in our industry, as are skilled equipment operators and laborers. Many of our employees have worked for us for many years. Our personnel are assembled into crews of various sizes depending on the needs of a given project, and the crews have specific goals and incentives tailored to the project which support safety, quality, productivity and profitability goals.  We currently have 25 employees who make up the railroad tie pick-up crews. Our current infrastructure is capable of handling up to 1.5 million railroad ties each year.

Competition

There are approximately 15 rail tie recovery companies in North America with total industry revenue of approximately $65-75 million.  Each company operates within specific limited geographic region and each has Class I railroads as its major customers.  Competitors in the tie recovery market include Wood Waste Energy, Shade Railroad Services and Recycle Technologies International, Inc.

Government Regulation

Our operations are subject to federal, state and local regulation under transportation laws and environmental laws. Our operations may be subject to various regulations of the Surface Transportation Board, the Federal Railroad Administration (FRA), the Occupational Safety and Health Administration, Federal Environmental Protection Agency, state departments of transportation and other state and local regulatory agencies. Because the FRA regulates railroad safety and equipment standards, its regulations affect certain aspects of our business operations and the services we provide, including worker safety. For example, the FRA promulgated the Roadway Worker Protection Rules, which apply to rail contractors and establish certain safety criteria that must be complied with on rail projects. At this time, we believe we are substantially in compliance with regulations applicable to our business.

Government Initiatives

In 2009, the U.S. government introduced Renewable Energy Standards House Bill (HR-809) which requires electrical suppliers to procure a certain percentage of electricity from renewable energy sources. The bill includes biomass fuel and/or cogeneration plants. The Treated Wood Council has petitioned the U.S. Senate to include treated wood waste as biomass fuel.

In 2008, the Texas legislature passed House Bill 1090 (HB-1090), which provides incentives through a grant program at the Texas Department of Agriculture for the delivery of agricultural and wood waste material to facilities that generate electricity through the use of biomass. Producers of qualified biomass that deliver the material to a biomass power plant in Texas receive $20 a dry ton. A qualified biomass power facility placed in service after August 31, 2009 can receive up to $6.0 million in reimbursements from the Department of Agriculture.

Forward-Looking Statements

Some of the statements that we make in this report, including statements about our confidence in our prospects and strategies, are forward-looking statements within the meaning of § 21E of the Securities Exchange Act. Some of these forward-looking statements can be identified by words like “believe,” “expect,” “will,” “should,” “intend,” “plan,” or similar terms; others can be determined by context. Statements contained in this report that are not historical facts are forward-looking statements. These statements are necessarily estimates reflecting our best judgment based upon current information, and involve a number of risks and uncertainties. Many factors could affect the accuracy of these forward-looking statements, causing our actual results to differ significantly from those anticipated in these statements. While it is impossible to identify all applicable risks and uncertainties, they include our ability to:

•	successfully operate Wood Energy;

•	execute our acquisition/expansion plan by identifying and acquiring additional operating companies;

•	obtain appropriate financing to complete potential acquisitions;

•	generate adequate revenue to service our debt; and

•	comply with SEC regulations and filing requirements applicable to us as a public company.

You should not place undue reliance on our forward-looking statements, which reflect our analysis only as of the date of this report. The risks and uncertainties listed above and elsewhere in this report and other documents that we file with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and any current reports on Form 8-K, must be carefully considered by any investor or potential investor in the Company.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Wood Energy

This discussion should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this current report on Form 8-K/A. Management’s discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future performance. However, future performance involves risks and uncertainties which may cause actual results to differ materially from those expressed in the forward-looking statements. See “ Forward-Looking Statements .”

Overview

We are a railroad tie reclamation and disposal company.  Currently, we have four sources of revenue:

•	Railroad Tie Pick-Up – the Company charges Class I railroads for picking up and recovering spent railroad ties from their tracks;
•	Railroad Tie Disposal – the Company sells scrap railroad ties for grinding as a biomass fuel source;
•	Landscape Ties – the Company sells higher-quality reclaimed railroad ties to wholesale landscape companies; and
•	Wood Products – processing wood products for co-generation markets as biomass fuel.

We operate primarily in Texas, Louisiana and Mississippi. We reported $5.1 million in annual revenue in 2008, and we employ 25 people.  Our contractual relationships are generally long term, lasting several years, but specific tasks are often completed within 90 days. Accordingly, we utilize the completed contract method of accounting for revenue recognition.  We recognize revenue for the pick-up and disposal of used railroad ties upon the completion of the scope of work required under our contracts, which is when we consider amounts to be earned (evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable and collectiblity is reasonably assured). Billings related to the services for which contracts have not been completed are recorded as deferred revenue. Direct costs, including payroll, fuel, equipment rental, trucking expense and steel strapping costs that are related to the pick-up and disposal of used railroad ties are deferred until the related revenue recognition process is complete. We also receive revenue from the sale of a portion of the reclaimed ties. These revenues are recorded when the ties are sold to third parties. Operating costs and expenses consist primarily of payroll and transportation expenses.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operation is based upon financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities, if any, at the date of the financial statements.  We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.  See a complete list of significant accounting policies in Note 1 of the notes to the financial statements included herein.

Results of Operations

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

Revenue for the six months ended June 30, 2009 was $2,619,928, an increase of $297,419 or 12.8%, compared to $2,322,509 in revenue for the six months ended June 30, 2008.  Due to a change in the payment methodology by the Company’s major customer, the Company is incentivized to complete jobs sooner in 2009 than in 2008, thus leading to more revenue being recorded in the 2009 period than in the 2008 period.

Gross margins in 2009 were 28.4% of revenues as compared to 33.8% in 2008. The decrease in the margin is due to higher equipment repairs ($68,394), travel ($181,321) and trucking expense ($146,353), offset by a reduction in fuel expense ($199,120) in the 2009 period as compared to 2008.

General and administrative expenses were $407,266 in 2009, a reduction of $136,230 or 25.1% compared to $543,496 in 2008. This reduction is primarily due to a decrease in officers’ salaries in 2009 of $17,000, legal fees related to a worker’s compensation suit in 2008 of $51,406 and miscellaneous other expenses which are individually not significant.

Depreciation expense in 2009 was $150,178 compared to $109,832 in 2008. This increase is due to equipment purchased and acquired under capital leases.

Interest expense of $39,133 in 2009 is comparable to $33,263 in 2008.

Income tax expense of $6,200 was recorded in 2009, compared to $27,000 in 2008. The computation of income tax expense is based on the expected effective tax rate for each full fiscal year.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Revenue for the year ended December 31, 2008 was $5,077,569, a decrease of $120,784 or 2.3%, when compared to the $5,198,353 in revenue for the same period one year ago.   Revenues are comparable, as the revenues from major customers during these periods were consistent. Gross margins for the periods were 26.9% for 2008 and 30.7% in 2007. The reduction in the gross margin of 3.8% in 2008 is primarily due to higher fuel costs which resulted in increased trucking expense in 2008 of $439,240, offset by a reduction in subcontract labor ($232,925).

General and administrative expenses decreased by $144,461, or 12.4% to $1,021,032 in 2008 from $1,165,493 in 2007. During 2008, the Company had a significant reduction in officers’ salaries and benefits ($261,738), offset by an accrual for the settlement and related legal costs for a worker’s compensation lawsuit ($141,593).

Depreciation expense of $302,927 in 2008 is comparable to $287,706 in 2007.

Interest expense of $84,702 in 2008 is comparable to $79,320 in 2007.

Income tax expense of $11,400 recorded in 2008 is comparable to $13,800 in 2007, and results from providing for uncertain tax positions.

Liquidity and Capital Resources

To finance the acquisition of Wood Energy, we entered a five-year senior secured term loan in the amount of $3.0 million with Fifth Third Bank.  BHIT guaranteed the loan and Wood Energy is the borrower.  Payments of principal and interest are due monthly.  Therefore the term loan will increase our need for liquidity on an ongoing basis throughout the year.  To obtain additional funds for the acquisition, BHIT also issued Series A Convertible Debentures bearing interest at the rate of 10%, payable semi-annually.  We raised $1,525,000 through the issuance.  The debentures are due in 5 years, and are convertible into shares of common stock of BHIT at a conversion price of $0.20 a share.

In connection with the acquisition of Wood Energy, we obtained two credit lines in the amounts of $500,000 and $1.5 million from Fifth Third Bank for working capital and capital expenditures respectively. Draws on the working capital line are based on specific percentages of eligible working capital amounts, including accounts receivable and inventory.  Draws on the capital expenditures line are based on 80% of the cost of such capital expenditures.  We believe these funds will be sufficient to meet our working capital needs in the near term. However, we cannot guarantee we will not require additional funds for ongoing operations or other acquisitions.

Additional information on the loans, debentures and credit lines may be found under Item 2.01 of this current report on Form 8-K/A in the disclosures captioned “Loan Agreements,” “Private Placement of Convertible Debentures,” and “Description of Securities,” each of which is incorporated by reference herein.

We are exploring various additional acquisition opportunities and may incur due diligence, legal and accounting costs in connection with evaluating these opportunities.  At this time, we have no other material commitments for capital expenditures, although we plan to purchase grinding equipment within the next several months.  We believe our cash is sufficient to meet our needs for anticipated operating expenses for 2009.  We are exploring additional sources of financing to fund the possible acquisition of additional operating subsidiaries. We cannot guarantee we will be able to obtain adequate financing on acceptable terms.

Off-Balance Sheet Financing Arrangements

We do not have any material off-balance sheet financing arrangements.

Critical Accounting Policies

For a discussion of significant accounting policies that impact our financial reporting, please turn to Note 1 of our financial statements beginning on page F-7.

Inflation

We do not believe inflation had a material impact on our results of operations in 2007, 2008 or the six-month period ended June 30, 2009.

Description of Property

We do not own, nor do we have any material leases for, any real property.

Risk Factors

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities.  There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals, and the risks described below are not the only ones we will face.  The risks below are intended to reflect the material risks that are specific to our Company, to our industry and to companies that seek to maintain a class of securities that is registered or traded on any exchange or over-the-counter market.

Risks Relating to Our Business

We depend upon a limited number of customers and contracts to generate revenue, and this concentration of customers and contracts may expose us to heightened financial exposure.

Our business is a service business, and our revenue is generated from a limited number of contracts/projects and, to some degree, a limited number of customers. For instance in 2007 and 2008, we derived 71% and 70% of our revenue, respectively, from services performed for Union Pacific, and we anticipate deriving over 50% of our revenue from Union Pacific in the coming year.  Although we have long-term agreements and relationships with that customer and most of our other customers, the agreements may be terminated on short notice.  Thus, our concentration of customers and contracts exposes us to greater financial risk than businesses with a broader customer base.  A significant reduction in the number of contracts or the loss of a customer would have a material adverse effect on our business, financial condition and results of operations. In addition, we rely on timely and regular payments from our customers on ordinary course business terms. The failure of our customers to pay on ordinary course business terms may also have a material adverse effect on our business, financial condition and results of operations.

Our business is competitive and, as a service business, is based largely on long-term contracts and personal relationships, which makes it difficult for us to obtain new customers and contracts.

The rail tie disposal and reclamation industry is competitive.  Most companies have long-term contracts and long-standing relationships with their customers, which makes obtaining new business difficult.  If we are unable to obtain new customers and contracts and expand into other geographic markets, growth of revenue and profitability could be slow or non-existent.

We depend heavily upon highly skilled and knowledgeable management personnel and laborers.

The railroad construction, rehabilitation and maintenance industry is a highly specialized one; therefore we depend significantly upon key management personnel and highly-skilled laborers. Many of our employees are employed at-will. We cannot guarantee that these employees will not choose to terminate their employment. Similarly, we cannot guarantee that employees with employment agreements can be renegotiated upon expiration or that skilled individuals can be found to replace these employees. The loss of the services of one or more of these employees before we are able to attract and retain qualified replacement personnel could have a material adverse effect on our business, financial condition and results of operations.

The bankruptcy or insolvency of a major customer would adversely impact us.

Any or all of our customers could be subject to a bankruptcy proceeding or otherwise close its doors. The bankruptcy or insolvency of a significant customer or a number of smaller customers would have an adverse impact on our revenue because a bankruptcy could delay efforts to collect past due balances and could ultimately preclude full collection of these sums.  Such events could cause a decrease or cessation of revenue that would mean a reduction in our cash flow.  An extreme reduction in cash flow could cause us to default on our obligations to our creditors.

Our business is subject to substantial environmental and other government regulation, and failure to comply with these laws and obtain necessary permits and approvals could adversely affect our operations.

Our operations are subject to federal, state and local regulation under transportation laws and environmental laws, and sometimes require us to obtain permits or other approvals. Our operations may be significantly affected by regulations of the Federal Railroad Administration (FRA), and may also be affected by regulations of the Surface Transportation Board, the Occupational Safety and Health Administration, state departments of transportation and other federal, state and local regulatory agencies. Our grinding and disposal operations may also be affected by environmental laws and regulations regarding emissions, handling, storage, transportation and disposal of waste and hazardous chemicals, soil contamination and groundwater contamination. Our business operations sometimes necessitate the use of hazardous chemicals. Liability can arise from the use of these materials, and claims may be asserted from third parties and even our own customers and employees. We could incur significant costs from such claims as well as ongoing costs associated with mere environmental regulatory compliance. Although we believe that we materially comply with all of the various regulations applicable to our business and obtain all necessary regulatory permits and approvals, a change in regulations or a failure or delay in obtaining a necessary permit or approval could cause us to incur significant additional costs or suffer a decrease in revenue or profitability.

Our business is inherently dangerous, particularly for our employees, requiring us to consistently incur costs to minimize our potential liability exposure.

We operate a labor-intensive service business where our employees are regularly subjected to dangerous conditions. We consistently incur costs to mitigate these dangers and risks, including but not limited to safety training and payment of workers’ compensation premiums. We cannot guarantee that these measures, or others taken by us, will successfully prevent accidents and the potentially substantial losses that can result from accidents.

Our future growth is dependent upon many factors, some of which are not within our control, such as whether demand for ties will increase as a “green” energy source.

Growing our business will require us to attract new customers and contracts while expanding our workforce to accommodate their needs. However, the level of demand for ties is largely beyond our control, and depends on whether shredded ties will, in the future, be perceived as a biomass or “green” energy source.  Even if we are successful in obtaining new business, we cannot guarantee that we will be able to manage cash flow sufficiently to expand our supplies and workforce to accommodate our new business, nor can we guarantee that we will be able to maintain high-quality services to our customers if we are faced with rapid growth. In short, because we operate a labor-intensive service business in a “niche” industry, future growth must be carefully managed and sought at an achievable rate.

Changes in technology may have a material adverse effect on our profitability.

Research and development activities are ongoing to provide alternative and more efficient technologies to dispose of wood waste or produce power. It is possible that advances in these or other technologies will reduce the cost of wood waste disposal technologies to a level below our costs. Furthermore, increased conservation efforts could reduce the demand for power or reduce the value of our services. Any of these changes could have a material adverse effect on our revenues and profitability.

Risks Relating to Our Company

We financed a substantial portion of the purchase price for the acquisition of Wood Energy, and we recently obtained credit lines for working capital and capital expenditure needs, all of which may decrease our profit margin or cause our operations to be unprofitable.

We borrowed $3.0 million of the $5.4 million cash portion of the purchase price for Wood Energy, and we obtained credit lines in the aggregate amount of $2.0 million.  For additional capital for the acquisition, we also issued debentures in the amount of $1,525,000.  Although investments in leveraged companies offer the opportunity for capital appreciation, leveraged investments also involve a high degree of risk.  The amount of our debt outstanding from time to time could have important consequences for us and our investors.  For example, it could:

•
require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, acquisitions, redevelopments and other appropriate business development opportunities that may arise in the future,

•	make it difficult to satisfy our debt service requirements,

•
limit our flexibility in planning for, or reacting to, changes in our business and the factors that affect the profitability of our business, including a downturn in business or the general economy, and

•	limit our flexibility in conducting our business, which may place us at a disadvantage compared to competitors with less debt or debt with less restrictive terms.

Additionally, our organizational documents do not limit the level or amount of debt that we may incur.  Our ability to make scheduled payments of the principal of, to pay interest on, or to refinance our indebtedness will depend primarily on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control.  There can be no assurance that our business will generate sufficient cash flow from operations to service our debt or meet our other cash needs.  If we are unable to generate this cash flow from our business, we may be required to refinance all or a portion of our existing debt or obtain additional financing from our lender to meet our debt obligations and other cash needs.  We cannot assure you that any such refinancing, sale of assets or additional financing would be possible on terms that we would find acceptable, and failure to pay or refinance our debt could result in the acceleration of our debt and foreclosure of substantially all of our assets.

Our primary asset is Wood Energy, and our credit facilities include financial covenants that limit our ability to obtain revenue from Wood Energy, limiting our operating activities and results of operations.

We are a holding company with no direct operations and our principal asset is our stock of Wood Energy.  Wood Energy is legally distinct from us and has no obligation to make funds available to us.  Further, our ability to obtain distributions from Wood Energy by way of dividends, interest or other payments (including intercompany loans) is subject to restrictions imposed by our term loan and credit facilities (under which Wood Energy is the borrower and we are a guarantor), such as:

•
We may cause Wood Energy to distribute no more than $50,000 to us during the 2009 calendar year, and “reasonable amounts” in future years, and any other transactions between us and Wood Energy  (or between Wood Energy and any related party) must be arm’s length transactions,

•	We must ensure that Wood Energy meets certain financial tests on a quarterly basis,

•	If certain equipment is sold in the ordinary course of business, the sale proceeds must be used to reduce debt unless they are used to purchase replacement equipment,

•	We may not cause Wood Energy to invest in, acquire assets of, or merge or consolidate with, other companies, and

•	We may not cause Wood Energy to grant liens, incur additional indebtedness or contingent obligations or obtain additional financing.

These covenants place constraints on our business and may adversely affect our growth, earnings, cash flow, liquidity and financial condition.  Further, we may be required to comply with additional covenants.  Failure to comply with financial covenants may result in the acceleration of the debt and foreclosure of Wood Energy’s assets, which would have a material adverse effect on our business, earnings, cash flow, liquidity and financial condition.

Our performance depends substantially on the experience and judgment of our management team.

Our executive officers and directors are responsible for making critical decisions regarding our business and strategies.  Our stockholders will not be entitled to vote on day-to-day operating decisions or even many significant transactions, such as whether or not to acquire new assets or businesses and on what terms.  Poor execution on the part of our management team would adversely affect our business and financial condition.  In addition, because they each own or control a significant number of our shares or hold positions as executive officers, none of our directors are considered “independent” under SEC or exchange rules. Therefore, the decisions of our officers and directors will not be subject to the review of independent board members and our board will not have the benefit of the input of independent directors.

If we are unable to hire additional qualified personnel, including members of senior management, our ability to grow our business will be harmed.

We currently have a small management team. Our failure to attract competent and qualified personnel would have a material adverse effect on our operations. We will need to hire qualified personnel with expertise in the railroad construction industry to implement our business plan and to operate companies we acquire. Attracting and retaining qualified and competent personnel in a timely manner will be critical to our success. We compete for qualified individuals with numerous other companies. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful.  In addition, the loss of a key member of our management team would negatively impact our Company, and we carry no key-man life insurance for our executive officers or members of senior management.

We may need to raise additional capital, which may not be available to us and may limit our operations or growth.

We may need additional capital to fund the implementation of our business plan. We cannot assure you that any necessary subsequent financing will be successful. Our future liquidity and capital requirements are difficult to predict as they depend upon many factors, including our ability to identify and complete acquisitions and the success of any business we do acquire. We may need to raise additional funds in order to meet working capital requirements or additional capital expenditures or to take advantage of other opportunities. We cannot be certain that we will be able to obtain additional financing on favorable terms or at all. If we are unable to raise needed capital, our growth and operations may be impeded. In addition, if we raise capital by selling additional shares of stock, your percentage ownership in BHIT will be diluted.

We may not be able to successfully acquire or integrate new business.

We face a variety of risks associated with acquiring and integrating new business operations, including Wood Energy.  The growth and success of our business will depend to a significant extent on our ability to acquire and operate new assets or business. We may compete with companies that have significantly greater resources than we do for potential acquisition candidates.  We cannot provide assurance that we will be able to:

•	identify suitable acquisition candidates or opportunities,

•	acquire assets or business operations on commercially acceptable terms,

•	obtain financing necessary to complete an acquisition on reasonable terms or at all,

•	manage effectively the operations of Wood Energy or other acquired businesses, or

•	achieve our operating and growth strategies with respect to the acquired assets or businesses.

Our management and operation of Wood Energy and of other businesses that we acquire in the future could involve unforeseen difficulties, which could have a material adverse affect on our business, financial condition, and operating results.

Our directors and officers own a significant interest in BHIT.

Our directors and officers, together with Greg Smith and Andy Lewis who serve as President and Vice President of our operating subsidiary, control 31.5% of our outstanding shares (37.1% if they exercised their options and converted their debentures).  Accordingly, they possess a significant vote on all matters submitted to a vote of our shareholders including the election of the members of our board. This concentration of ownership may have the effect of preventing or discouraging transactions involving an actual or a potential change of control of BHIT, regardless of whether a premium is offered over then-current market prices.

If the value of our intangible assets is materially impaired, our financial condition, results of operations and stockholders’ equity could be materially adversely affected.

Due largely to our acquisition of Wood Energy and the nature of our operations as a service business, goodwill and other intangible assets represent a substantial portion of our assets.  If we make additional acquisitions, it is likely that we will record additional intangible assets on our books. We periodically evaluate our goodwill and other intangible assets to determine whether all or a portion of their carrying values may no longer be recoverable, in which case a charge to earnings may be necessary. Any future evaluations requiring an asset impairment of our goodwill and other intangible assets could materially affect our financial condition, results of operations and stockholders’ equity in the period in which the impairment occurs.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Our internal controls and operations are subject to extensive SEC regulation and reporting obligations. A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to continue to comply with our obligations under Section 404 of the Sarbanes-Oxley Act. Before we acquired Wood Energy, it was a privately held company not subject to SEC reporting requirements or the financial controls and procedures applicable to publicly traded companies like BHIT. In connection with the audit of Wood Energy’s financials, we determined that its financial controls and procedures were deficient in certain respects. We intend to put effective internal control over financial reporting in place at Wood Energy, but cannot guaranty we will be able to do so. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet certain reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our shares.

Wood Energy may have material liabilities of which we are not aware, such as third party claims.

Although we have conducted a due diligence review of the financial condition and legal status of Wood Energy, Wood Energy may have material liabilities that we did not discover while conducting that review. Further, although the purchase agreement for Wood Energy contained customary representations and warranties from the sellers concerning Wood Energy’s assets, liabilities, financial condition and affairs, we may have only limited recourse against Wood Energy’s prior owners or principals in the event these prove to be untrue.

Current state of debt markets could have a material adverse impact on our earnings and financial condition.

The commercial debt markets are currently experiencing volatility as a result of certain factors including the tightening of underwriting standards by lenders and credit rating agencies and the significant inventory of unsold collateralized mortgage backed securities in the market. Credit spreads for major sources of capital have widened significantly as investors have demanded a higher risk premium. This is resulting in lenders increasing the cost for debt financing. Should the overall cost of borrowings increase, either by increases in the index rates or by increases in lender spreads, we will need to factor such increases into the economics of our business plan. This may result in our generating lower overall economic returns and potentially reducing cash flow available for business operations and business development.

Risks Relating to Our Shares

Directors’ options and outstanding convertible debentures may depress the price of our common stock.

As a result of the private placement, there are convertible debentures to purchase as many as 7,625,000 million shares of our common stock for $0.20 per share.  In addition, we have issued options to purchase 3.0 million shares to our directors as compensation for serving on the board at prices ranging from $0.15 to $0.35 a share. If the directors’ options are exercised or the debentures are converted, your ownership of the Company will be diluted. In addition, the issuance of a significant number of shares upon conversion of debentures or the exercise of options could depress the price of our stock if there isn’t enough demand for the shares in the market. Even if the debentures are not converted, the large number of shares issuable upon conversion of the debentures could cause on overhang on the market and prevent the market price of our stock from rising above the debenture conversion price of $0.20.

If you invest in BHIT, you may experience substantial dilution and the market price of our shares may decrease, particularly in the coming months.

In the event we obtain any additional funding, such financings may have a dilutive effect on the holders of our securities. In addition, as part of its recruitment process and in connection with our efforts to attract and retain employees and directors, we may offer stock options, restricted shares or other types of equity-based incentives to its future employees and directors. The Company’s issuance of equity-based incentives to new hires, especially senior management and directors, may be substantial and you may suffer significant dilution as a result of such issuances. Also, we agreed that if we conduct a registered offering of securities following the private placement, we will register the shares of common stock issued to the sellers of Wood Energy and underlying the convertible debentures issued in connection with our acquisition of Wood Energy.   Further, although shares of common stock issued to the sellers and to be issued upon conversion of the debentures will be “restricted” securities under the Securities Act of 1933 prior to any registration statement being filed and being declared effective by the SEC, they may nonetheless be sold prior to that time in reliance on certain exemptions contained in Rule 144 of the Securities Act.  Such issuances and sales may also depress the market price of our shares.

You may not be able to sell your shares because there is a limited market for our stock.

Although our common stock is traded on the OTCBB, because we have had no significant business operations for several years, currently there is limited trading volume in our stock and there may be very limited demand for it as well. As a result, it may be difficult for you to sell our common stock despite the fact it is traded on the OTCBB.

Our common stock is considered a “penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The current market price for our common stock is less than $5.00 per share and therefore is a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

We do not intend to pay any cash dividends on our stock.

We do not anticipate paying any cash dividends on our stock in the foreseeable future. The payment of cash dividends depends on our future earnings, financial condition and other business and economic factors that our board of directors may consider relevant. Additionally, our credit facilities prohibit Wood Energy from paying dividends to BHIT without our senior lender’s consent, and limits the amount of management fees Wood Energy may pay to BHIT.  Wood Energy may pay management fees of no more than $50,000 to us during the 2009 calendar year and “reasonable amounts” in future years.  These restrictions on Wood Energy make the payment of dividends by BHIT to its shareholders unlikely.  Because we do not intend to pay cash dividends, the only return on your investment may be limited to the market price of the shares.

Security Ownership of Certain Beneficial Owners and Management

The following table lists the stock ownership of our directors, executive officers and significant stockholders as of September 4, 2009.

	Pre-acquisition					Shares and Debentures Issued in	Percentage
Significant Stockholders	Shares		Options	Total	Percentage (1)	Acquisition (2)	Post-acquisition (3)

Gary O. Marino Patriot Equity, LLC 2255 Glades Road, Suite 342-W Boca Raton, FL 33431	1,460,613	(4)	750,000	2,210,613	8.3%	500,000	8.9%

Paul S. Dennis 16330 Vintage Oaks Lane, Delray Beach, FL 33484	2,231,250		750,000	2,981,250	11.2%	2,000,000	15.6%

Harvey J. Polly 2901 South Ocean Blvd., Penthouse 5 Highland Beach, FL 33487	2,486,250	(5)	500,000	2,986,250	11.3%	—	10.0%

Bennett Marks Patriot Rail, LLC 2255 Glades Road, Suite 342-W Boca Raton, FL 33431	261,354		500,000	761,354	2.9%	—	2.6%

Greg Smith 2016 Kingspointe Drive Chesterfield, MO 63005	—		—	—	—	2,666,667	8.8%

Andy C. Lewis 868 South Allis Rd. Wilmar, AR 71675	—		—	—	—	2,666,667	8.8%

All directors, and executive officers as a group (7 individuals) (6)	6,720,921		2,625,000	9,345,921	32.8%	8,083,334	47.7%

(1)	There were 25,838,051 shares outstanding on September 4, 2009 immediately prior to BHIT’s acquisition of Wood Energy. Assumes the exercise of options held by that director, but no others.
(2)
Indicates 3,333,334 shares of common stock issued to the sellers in the acquisition (1,666,667 to each of Greg Smith and Andy C. Lewis) and 4,750,000 shares issuable under the Series A Convertible Debentures issued in connection with BHIT’s acquisition of Wood Energy.

(3)	This percentage assumes conversion of any Series A Convertible Debenture held by that director or officer, but does not assume conversion by any other holders of the debentures.
(4)	Shares held by Patriot Equity, LLC, a limited liability company of which Mr. Marino is the sole member.
(5)	Includes 100,000 shares beneficially owned by Mr. Polly’s wife.
(6)	Greg Smith and Andy C. Smith are directors and officers only of Wood Energy, but have been included due to the number of shares beneficially owned by them.

Equity Compensation Plan Information

Our directors each received a total of 500,000 options as compensation for serving on our board in 2007 and 2008.  125,000 of these options were subsequently cancelled upon a board member’s resignation from the board.  In 2008, a newly appointed director and officer received 125,000 options in connection with joining the board and 125,000 options for serving as an officer.  In 2009, 875,000 options were issued, 250,000 to each of three directors and 125,000 to a member of senior management.  BHIT has not issued any other options, warrants or rights in 2009.  Our equity plans are summarized in the following table.

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)

Equity compensation plans approved by security holders	—	—	—

Equity compensation plans not approved by security holders	3,000,000	$0.27	—

Total	3,000,000	$0.27	—

Management

Directors and Executive Officers

Our current directors and executive officers are:

Gary O. Marino, age 64, joined our board in January 2007, was appointed chairman in January 2008 and chief executive officer in November 2008. Mr. Marino has served as chairman, president and CEO of Patriot Rail Corp., an owner and operator of short line and regional railroads, since 2005, and formerly held the same positions at RailAmerica, Inc. (NYSE:RRA), a company he founded in 1985, until his retirement in 2004. From 1984 until 1993, Mr. Marino served as chairman, president and CEO of Boca Raton Capital Corporation, a publicly owned venture capital investment company. Prior to that he spent more than fifteen years in commercial banking in New York as a senior loan officer and was also president and CEO of two small business investment companies (SBICs), as well as president of a Florida-based commercial bank. Mr. Marino received his B.A. degree from Colgate University and his M.B.A. from Fordham University. From 1966 to 1969, he served as an officer of the United States Army Ordnance Corps. He has also served on the board of directors of the American Association of Railroads.

Paul S. Dennis, age 71, joined the board in January 2007 and was appointed interim chief financial officer in February 2007 and interim chief executive officer in April 2008. Mr. Dennis stepped down as interim CEO and CFO in November 2008 and was appointed as vice president and treasurer. Mr. Dennis has served as president and CEO of Associated Health Care Management Company, Inc. since 1977. Health Care Management is a Cleveland, Ohio based company that managed eight nursing care facilities and four congregate living facilities. The company has sold all but one of its facilities. Mr. Dennis has also been a director and officer with various companies and business ventures in the hardware distribution, pharmaceuticals distribution and steel fabrication industries and a real estate developer, general contractor, owner and investor.

Bennett Marks, age 61, joined the board and was appointed vice president and chief financial officer in November 2008. Mr. Marks has been executive vice president and CFO of Patriot Rail Corp., an owner and operator of short line and regional railroads, since 2005. Mr. Marks has served as EVP and CFO of six publicly-held and privately-owned companies in the transportation, healthcare, manufacturing, distribution and telecommunications industries. While CFO at RailAmerica, Inc. (NYSE:RRA), he developed and implemented the financial framework of the company as revenues grew from $130 million to $450 million. Mr. Marks has more than twenty years of experience in public accounting, including ten years as an audit/client services partner with KPMG where he was an Associate SEC Reviewing Partner and the Administrative Partner in Charge of the West Palm Beach office. A licensed CPA in Florida and New York, he has held leadership positions in a variety of community, charitable, and professional organizations. Mr. Marks received his degree in accounting from New York University.

Harvey J. Polly, age 80, joined our board in January 2007 and served as chairman until January 2008.  Mr. Polly previously served as our CEO from 1995 to 2000 before selling his interest in the company to Summa. He has been a principal shareholder, director and COO of various short line railroads and The Hanover Bank of Florida, and a principal and the president of Helena Rubinstein, an international cosmetics company.  Mr. Polly is a graduate of Keystone College and Columbia University’s Graduate School of Business.

Other Key Management Personnel

BHIT and Wood Energy also utilize the following key management personnel:

C. Lawrence Rutstein, age 65, serves as our vice president of administration.  He also serves as manager of special projects for Patriot Rail Corp.  Mr. Rutstein has over 40 years of legal and business experience. From 1968 through 1970, Mr. Rutstein practiced securities law and corporate banking for several major Philadelphia law firms, including Morgan, Lewis & Bockius and Blank, Rome.  In 1971-72, he served as Assistant Attorney General and Chief Counsel to the Pennsylvania Department of Banking and later in 1972 became the first in-house counsel for Continental Bank.  In 1980, Mr. Rutstein founded Parker & Rutstein, a corporate law firm in Philadelphia. In 1989, he led an IPO for Cedar Group, Inc., and served as its CEO until 1991.  Mr. Rutstein has also served on the boards of several NASDAQ companies. Mr. Rutstein earned his undergraduate degree from the University of Massachusetts and his law degree from Harvard Law School.

Greg Smith, age 47, founded Wood Energy in 2001 and has served as its president ever since.  Mr. Smith has been in the business of railroad tie reclamation and disposal since 1991. He founded Wood Waste Energy and built it into the country’s largest railroad tie recovery service. Wood Waste Energy was the first company to produce railroad tie-derived fuel, with Mr. Smith developing a patented design for processing used ties. He also developed an efficient system for crews to pick up rail ties behind railroad system gangs. He has worked as a contractor for many large railroads: BNSF (1997-2001); Union Pacific (1991-present); Norfolk Southern (1994-2000); Illinois Central (1997-2001); and Kansas City Southern (1998-2001). Mr. Smith sold Wood Waste Energy in 1999 and it remains the largest railroad tie recovery company in the U.S.  Mr. Smith is a graduate of the University of Kansas.

Andy C. Lewis, age 41, has served as vice-president of Wood Energy since 2001.  Mr. Lewis has been managing railroad tie pick-up crews since 1997, and has extensive experience in managing field crew employees, hi-rail boom trucks, tie-cranes, railcars and semi-tractor trailers.  He has worked with many of the Class I railroads over the past 12 years as a manager of Wood Waste Energy and as Vice President of Wood Energy.

Committees of the Board

We are still in the early stages of our business plan and our board has only four members. Because of the small size of our board, our directors have not yet designated audit, nominating or other committees. Instead, these responsibilities are handled by the entire board. Without an audit committee, we have not designated a director as an “audit committee financial expert” as defined by SEC rules. Although we are pleased with the diverse skills and level of expertise that our directors possess, we intend to add additional directors as our operations grow. Our board plans to form appropriate committees at that time.

Code of Ethics

In March 2004, our board of directors unanimously adopted a code of conduct and ethics that applies to all of our officers, directors and employees, including our principal executive officer and principal financial and principal accounting officer. We will provide a copy of our code without charge upon written request to Gary O. Marino, 2255 Glades Road, Suite 342-W, Boca Raton, Florida 33431.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to make filings with the SEC reporting their ownership of our common stock and to furnish us with copies of these filings. In 2008, Paul Dennis filed one Form 4 late reporting two purchases of our common stock.  Based solely on our review of copies of reports furnished to us, we believe that all other Section 16(a) filing requirements were met in 2008. Copies of these filings are available on the SEC’s website at www.sec.gov.

Director Nominations

Our board of directors does not have a nominating committee. Instead, the board believes it is in the best interests of the company to rely on the insight and expertise of all directors in the nominating process.

Our directors will recommend qualified candidates for director to the full board and nominees are subject to approval by a majority of our board members. Nominees are not required to possess specific skills or qualifications; however, nominees are recommended and approved based on various criteria including relevant skills and experience, personal integrity and ability and willingness to devote their time and efforts to BHIT. Qualified nominees are considered without regard to age, race, color, sex, religion, disability or national origin. We do not use a third party to locate or evaluate potential candidates for director.

The board of directors considers nominees recommended by stockholders according to the same criteria. A stockholder desiring to nominate a director for election must deliver a notice to our president at our principal executive office. The notice must include as to each person whom the stockholder proposes to nominate for election or re-election as director:

•	the name, age, business address and residence address of the person,
•	the principal occupation or employment of the person,
•	the written consent of the person to being named in the proxy as a nominee and to serving as a director,
•	the class and number of our shares of stock beneficially owned by the person, and
•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of director pursuant to Rule 14a under the Securities Exchange Act of 1934;

and as to the stockholder giving the notice:

•	the name and record address of the stockholder, and
•	the class and number of our shares beneficially owned by the stockholder.

We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.

Executive Compensation

Summary Compensation Table

BHIT did not pay any executive officer, including our chief executive officers, any salary, bonus or other cash compensation in 2008 or 2007, although our executive officers did receive stock options in 2007 and 2008 for serving on our board.  The following table summarizes the compensation paid by us to our chief executive officers and to officers of Wood Energy in 2008 and 2007.

Executive Officers of BHIT:	Year	Salary	Bonus	Option Awards		All Other Compensation	Total
Gary O. Marino	2008	—	—	—		—	—
Chairman, President and Chief Executive Officer (1)	2007	—	—	$107,500	(2)	—	$107,500
Andrew H. Scott	2008	—	—	—		—	—
Former Interim Chief Executive Officer (3)	2007	—	—	$107,500	(2)	—	$107,500
Paul S. Dennis	2008	—	—	—		—	—
Former Interim Chief Executive Officer (4)	2007	—	—	$107,500	(2)	—	$107,500

Executive Officers of Wood Energy:
Greg Smith	2008	$313,000	—	—	—	$313,000
	2007	$414,091	—	—	—	$414,091
Andy C. Lewis	2008	$283,222	—	—	—	$283,222
	2007	$414,091	—	—	—	$414,091
____________________

(1)	Mr. Marino was appointed our Chief Executive Officer in November 2008.

(2)
The fair value of stock options is based on the FAS 123(R) compensation expense recognized as of the date of grant. We use the Black-Scholes option pricing model to estimate compensation cost for stock option awards. Please see the table regarding the assumptions used in this calculation in Note 1: “Summary of Business and Significant Accounting Policies — Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(3)	Mr. Scott resigned as our Interim Chief Executive Officer in April 2008.

(4)	Mr. Dennis served as our Interim Chief Executive Officer from April 2008 to November 2008. Until November 2008, he also served as our Interim Chief Financial Officer.

Outstanding Equity Awards at December 31, 2008

The following table summarizes information with respect to the stock options held by the executive officers in our summary compensation table as of December 31, 2008.

Name	Number of Underlying Unexercised Options Exercisable	Number of Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Gary O. Marino	250,000	—	$0.35	10/23/2010	(1)
	250,000	—	$0.15	3/02/2010	(2)
Andrew H. Scott	125,000	—	$0.35	10/23/2010	(1)
	250,000	—	$0.15	3/02/2010	(2)
Paul S. Dennis	250,000	—	$0.35	10/23/2010	(1)
	250,000	—	$0.15	3/02/2010	(2)
Greg Smith	—	—	—	—
Andy C. Lewis	—	—	—	—

(1)	Options vested on October 23, 2007, the date of grant.
(2)	Options vested on March 2, 2007, the date of grant.

Director Compensation

None of our directors received additional compensation in 2008 for serving on the board.  However, Bennett Marks, who was appointed to the board in November 2008, did receive options to purchase 125,000 shares of the company’s stock in connection with joining the board and options to purchase an additional 125,000 shares for serving as vice president and chief financial officer. The following table summarizes information with respect to the compensation paid to Mr. Marks during the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash	Option Awards		All Other Compensation	Total
Bennett Marks	—	$28,750	*	—	$28,750	*

*
The fair value of stock options is based on the FAS 123(R) compensation expense recognized as of the date of grant. We use the Black-Scholes option pricing model to estimate compensation cost for stock option awards. Please see the table regarding the assumptions used in this calculation in Note 1: “Summary of Business and Significant Accounting Policies — Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is on file with the SEC.

Certain Relationships and Related Acquisitions, and Director Independence

BHIT did not engage in any related party transactions in 2008 and is not currently engaged in any related party transactions.

None of our directors are independent, nor are we required to have independent directors as shares of our common stock are not listed on any exchange but are traded over-the-counter.

Description of Securities

Common Stock

Our certificate of incorporation provides that we are authorized to issue 75.0 million shares of common stock, par value $0.01 per share. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders, including the election of directors. Our shares of common stock are not convertible into any other security and do not have any preemptive rights, conversion rights, redemption rights or sinking fund provisions. Stockholders are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. In the event of our liquidation, dissolution, or winding up, our stockholders receive ratably any net assets that remain after the payment of all of our debts and other liabilities.

Our certificate of incorporation also limits the number of shares that may be held by any one person or entity.  No person or entity may directly or indirectly acquire shares if it would cause the person or entity to be:

(1)	treated as a 5% shareholder within the meaning of Section 382 of the Internal Revenue Code, which relates to net operating losses (NOLs) and limitations on a company’s ability to utilize them,

(2)	treated as a holder of shares in an amount that could otherwise result in a limitation on our use of, or a loss of, NOLs, or

(3)	the beneficial owner (as defined under Rule 13d-3 of the Securities Exchange Act of 1934) of more than 4.5% of our outstanding shares.

Our board may, at its option, exempt a shareholder from the foregoing limitations if such shareholder can provide evidence to assure the board that no NOLs will be lost or limited by such exemption or the board determines such exemption is in the best interests of BHIT.

Convertible Debentures and Piggyback Registration Rights

In connection with our acquisition of Wood Energy, we conducted a private placement of Series A Convertible Debentures.  The debentures bear interest at the rate of 10%, payable semi-annually.  Each debenture is convertible at the holder’s option into shares of common stock of BHIT at a conversion price of $0.20 a share.  The number of shares issuable under the debentures will be adjusted if we (a) pay a stock dividend or otherwise make a distribution or distributions with respect to the common stock payable in shares of its capital stock (whether payable in shares of its common stock or of capital stock of any class), (b) subdivide outstanding shares of common stock into a larger number of shares, (c) combine outstanding shares of common stock into a smaller number of shares or (d) issue by reclassification of shares of common stock any shares of capital stock of the corporation.  Currently there are debentures in the principal amount of $1,525,000 outstanding, convertible into 7,625,000 shares at the initial $0.20 a share conversion price.

Also, we agreed that if we conduct a registered offering of securities following the private placement, we will register the shares of common stock issued to the sellers of Wood Energy and underlying the debentures.  We will bear the registration expenses (exclusive of transfer taxes) of all such registrations.

Anti-Takeover Effect of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a ‘‘business combination’’ with an ‘‘interested stockholder’’ for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a ‘‘business combination’’ includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an ‘‘interested stockholder’’ is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock.

Stock Options

In 2008 and 2009, we issued compensatory stock options to certain members of our Board of Directors exercisable for periods from 3 to 5 years from the date of grant.  As of June 30, 2009, there were 3,000,000 stock options issued and outstanding and none had been exercised.  For information on the stock options, see the section of this report captioned “Director Compensation.”

Market Price of and Dividends on BHIT’s Common Equity
and Other Shareholder Matters

Prior to Wood Energy being acquired by BHIT, Wood Energy was a privately-held company and there was no public market for the securities of Wood Energy.  Upon completion of the acquisition, Wood Energy became a wholly-owned subsidiary of BHIT.  Shares of BHIT common stock are traded over-the-counter and sales are reported on the OTC Bulletin Board ® under the symbol “BHIT.OB.”  The last reported sale price on September 9, 2009 was $0.28 per share. The following table lists the high and low closing sale prices of our stock for the periods indicated as reported on OTCBB. These sale prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Fiscal Year Ending		Fiscal Year Ended December 31,
	December 31, 2009		2008		2007
	High	Low	High	Low	High	Low
Fourth Quarter	-	-	$0.42	$0.17	$0.51	$0.30
Third Quarter (through Sept. 10, 2009)	$0.43	$0.28	$0.60	$0.25	$0.50	$0.20
Second Quarter	$0.40	$0.28	$0.54	$0.26	$0.25	$0.17
First Quarter	$0.30	$0.17	$0.51	$0.16	$0.27	$0.13

Holders of Record
There were 1,833 stockholders of record of BHIT’s common stock as of September 9, 2009. There are additional stockholders who own stock in their accounts at brokerage firms and other financial institutions.

Dividends
We intend to reinvest our earnings, if any, in the business, and have never declared or paid, and do not intend to declare or pay, any cash dividends on our stock.  Even if we did not intend to reinvest our earnings, our credit facilities prohibit Wood Energy from paying dividends to BHIT without our senior lender’s consent and limits the amount of management fees Wood Energy may pay to BHIT.  Wood Energy may pay management fees of no more than $50,000 to us during the 2009 calendar year and “reasonable amounts” in future years.  These restrictions on Wood Energy make the payment of dividends by BHIT to its shareholders unlikely.

Outstanding Options and Convertible Debentures
In 2008 and 2009, we issued compensatory stock options to certain members of our board of directors exercisable for a period not to exceed three years, and for certain options five years, from the date of grant.  As of June 30, 2009, there were 3,000,000 stock options issued and outstanding and none had been exercised.

Also, in connection with our acquisition of Wood Energy, we issued 3,333,334 shares of common stock of BHIT to the sellers in payment of a portion of the purchase price, and we conducted a private placement of Series A Convertible Debentures bearing interest at a rate of 10% and convertible at the holder’s option into shares of common stock of BHIT at a conversion price of $0.20 a share.  Currently there are debentures in the principal amount of $1,525,000 outstanding, convertible into 7,625,000 shares of our common stock at the initial $0.20 a share conversion price.

For additional information on outstanding stock options, common stock issued to the sellers of Wood Energy and our recent issuance of debentures in a private placement, see the disclosures under Item 2.01 of this current report under the captions “Closing of Acquisition of The Wood Energy Group, Inc.” and “Private Placement of Convertible Debentures,” as well as the disclosure under Item 3.02 of this current report, captioned “Recent Sales of Unregistered Securities.”

The transfer agent for our common stock is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado, 60602, Attn: Patrick Hayes, telephone: 303-262-0711.

Legal Proceedings

On July 24, 2008, we entered into an asset purchase agreement with L.A. Colo, LLC (“Colo”) and Iron Rail Group, LLC (“Iron Rail”), the owner of Colo, pursuant to which we agreed to purchase substantially all of the assets of Colo for $15.0 million, subject to adjustment. Colo provides railroad maintenance and construction services to short line railroads and industrial customers. The transaction was delayed due to deteriorating financial and economic conditions and was ultimately terminated by us due to a reported reduction in the financial results of Colo, which were contrary to prior representations of Colo as to their financial performance.

Upon termination, Colo and Iron Rail demanded payment of the $350,000 that had been placed into escrow. We authorized the distribution of $10,000 of the escrow to Iron Rail on October 31, 2008, but because of the nature of the circumstances surrounding the termination of the acquisition we disputed that Colo and Iron Rail are entitled to the remaining $340,000. On November 18, 2008, Colo and Iron Rail instituted arbitration proceedings before the American Arbitration Association under the terms of the escrow agreement against BHIT and the escrow agent to obtain the remaining contents of the escrow in an action captioned L.A. Colo, LLC and Iron Rail Group LLC v. B.H.I.T. Inc. and Kohrman Jackson & Krantz PLL. The parties had a binding arbitration in July 2009 to resolve this matter. A final decision was reached on September 2, 2009.  The arbitration panel awarded Colo and Iron Rail the $340,000 in escrow as well as attorneys’ fees, interest and costs, the amounts of which have yet to be determined.  The $340,000 escrow proceeds are reflected as a deposit in BHIT’s June 30, 2009 balance sheet filed in its Form 10-Q for the six months ended June 30, 2009.  The arbitration award will be reflected as an expense in the third quarter of 2009.

We are not aware of any other pending legal proceedings involving BHIT, nor were any proceedings terminated in the quarter ended June 30, 2009.  We are not aware of any pending legal proceedings involving Wood Energy other than litigation arising in the ordinary course of business. We believe the outcome of the litigation will not have a material adverse effect on our financial condition, cash flows or results of operations.

Changes in or Disagreements With Accountants
None.

Recent Sales of Unregistered Securities

Prior to being acquired by BHIT, Wood Energy did not engage in any recent sales of unregistered securities.  For information on issuances of unregistered securities by BHIT in connection with the acquisition, see the disclosures under Item 2.01, Completion of Acquisition or Disposition of Assets, of this current report, and particularly the captions “Closing of the Acquisition of The Wood Energy Group, Inc.” and “Private Placement of Convertible Debentures,” as well as the disclosure under Item 3.02 of this current report, captioned “Recent Sales of Unregistered Securities.”

Indemnification of Officers and Directors

The Delaware General Corporation Law, Section 102(b)(7) provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. This statute provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit brought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Our certificate of incorporation and by-laws provide we must indemnify our directors and officers, to the fullest extent authorized by the Delaware General Corporation Law, in any action, suit or proceeding, whether criminal, administrative or investigative, brought against a director or officer by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of BHIT or is or was serving at the request of BHIT as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefits.  Our directors and officers are entitled to this indemnification whether the basis of the proceeding is alleged action in an official capacity or in any other capacity while serving as a director, officer, employee or agent. Our directors and officers are entitled to be indemnified against all reasonably incurred or suffered expense, liability, loss, attorneys’ fees, judgments, fines, ERISA excise taxes (or penalties) and amounts paid (or to be paid) in settlement.  Subject to certain limitations set forth in our certificate of incorporation and by-laws and subject to applicable law, amounts paid to indemnify officers and directors may be paid in advance of final disposition of a proceeding.

Our by-laws authorize us to maintain insurance for the indemnification of directors and officers even in instances where we would not be permitted to indemnify them under the Delaware General Corporation Law.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures under Item 2.01 of this current report under the caption “Loan Agreements” are also responsive to Item 2.03 of this report and are incorporated herein by reference.

Item 3.02	Recent Sales of Unregistered Securities

In connection with our acquisition of Wood Energy, we issued 3,333,334 shares of our common stock to the sellers of Wood Energy in payment of a portion of the purchase price.  We also conducted a private placement of Series A Convertible Debentures.  The debentures bear interest at the rate of 10%, payable semi-annually.  Each debenture is convertible at the holder’s option into shares of common stock of BHIT at a conversion price of $0.20 per share.  We agreed that if we conduct a registered offering of securities following the private placement, we will register the shares of common stock issued to the sellers of Wood Energy and underlying the debentures.

Through this private placement, debentures were issued in the amount of $1,525,000.  The issuance of shares to the sellers and the private placement of debentures were made in reliance on Section 4(2) of the Securities Act of 1933 (the "Securities Act") for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D of the Securities Act.  For additional information on the characteristics of the debentures and our common stock, see the caption “Description of Securities” under Item 2.01 of this current report on Form 8-K, which is incorporated by reference herein.

Item 5.06	Change in Shell Company Status

As a result of the consummation of the acquisition of Wood Energy, we believe that we will no longer be a “shell company” as that term is defined in Rule 405 of the Securities Act of 1933 and Rule 12b-2 of the Securities Exchange Act of 1934.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Wood Energy’s audited balance sheets as of December 31, 2008 and 2007 and audited statements of income, stockholders’ deficit and cash flows for the years ended December 31, 2008 and December 31, 2007 and Wood Energy’s unaudited balance sheet as of June 30, 2009 and unaudited statements of income, stockholders’ deficit and cash flows for the six months ended June 30, 2009 and unaudited statements of income and cash flows for the six months ended June 30, 2008 are attached to this report and may be found in pages F-2 through F-18 of Exhibit 99.1. As explained on Page 1 of this current report on Form 8-K/A, these audited and unaudited financial statements are different than those contained in the Form 8-K originally filed on September 4, 2009.

(b)	Pro Forma Financial Information.

The following pro forma financial information is attached and may be found on pages F-13 through F-18 of Exhibit 99.1:

•	Unaudited Pro Forma Condensed Combined Balance Sheet of B.H.I.T. Inc. and The Wood Energy Group, Inc. as of June 30, 2009

•	Unaudited Pro Forma Condensed Combined Statements of Income of B.H.I.T. Inc. and The Wood Energy Group, Inc. for the six months ended June 30, 2009 and the year ended December 31, 2008

The pro forma financial statements give effect to BHIT's acquisition of Wood Energy as if the acquisition had occurred at the beginning of the periods presented for income statement and per share information and at the date of the balance sheet for balance sheet information.  However, the pro forma financial statements are not necessarily indicative of the combined financial position of the companies had the acquisition occurred as of those periods.  The pro forma financial statements should be read in conjunction with the separate historical financial statements of Wood Energy, appearing elsewhere herein, and the historical financial statements of BHIT in its annual reports on Form 10-KSB and 10-K and quarterly reports on Forms 10-QSB and 10-Q, all of which have been filed with the SEC. As explained on Page 1 of this current report on Form 8-K/A, these pro forma financial statements are different than those contained in the Form 8-K originally filed on September 4, 2009.

(c)	Shell Company Acquisitions.

All financial statements and pro forma financial statements that are required to be filed with this report are contained herein. Reference is made to Items 9.01(a) and 9.01(b) and the exhibits referred to therein which are incorporated herein by reference.

(d)	Exhibits.

Exhibit No.	Description
2.1
Stock Purchase Agreement, dated May 28, 2009, by and among B.H.I.T. Inc., Stephanie G. Smith and Greg Smith, Trustees of the Stephanie G. Smith Trust U/A dated December 20, 1995, as amended, Andy C. Lewis, and The Wood Energy Group, Inc.  Exhibit 10.1 to the Form 8-K filed July 28, 2009 is incorporated by reference herein.

2.2
Amendment to Stock Purchase Agreement, dated August 31, 2009, by and among B.H.I.T. Inc., Stephanie G. Smith and Greg Smith, Trustees of the Stephanie G. Smith Trust U/A dated December 20, 1995, as amended, Andy C. Lewis, and The Wood Energy Group, Inc. Exhibit 2.2 to the Form 8-K filed September 11, 2009 is incorporated by reference herein.

2.3
Second Amendment to Stock Purchase Agreement, dated September 3, 2009, by and among B.H.I.T. Inc., Stephanie G. Smith and Greg Smith, Trustees of the Stephanie G. Smith Trust U/A dated December 20, 1995, as amended, Andy C. Lewis, and The Wood Energy Group, Inc. Exhibit 2.3 to the Form 8-K filed September 11, 2009 is incorporated by reference herein.

4.1	Form of Series A Convertible Debenture. Exhibit 4.1 to the Form 8-K filed September 11, 2009 is incorporated by reference herein.

10.1
Loan and Security Agreement, dated September 4, 2009 by and between The Wood Energy Group, Inc. and Fifth Third Bank. Exhibit 10.1 to the Form 8-K filed September 11, 2009 is incorporated by reference herein.

10.2	Term Note, dated September 4, 2009 from The Wood Energy Group, Inc. in favor of Fifth Third Bank. Exhibit 10.2 to the Form 8-K filed September 11, 2009 is incorporated by reference herein.

10.3
Revolving Note for Working Capital Credit Line, dated September 4, 2009 from The Wood Energy Group, Inc. in favor of Fifth Third Bank. Exhibit 10.3 to the Form 8-K filed September 11, 2009 is incorporated by reference herein.

10.4	Capex Note, dated September 4, 2009 from The Wood Energy Group, Inc. in favor of Fifth Third Bank. Exhibit 10.4 to the Form 8-K filed September 11, 2009 is incorporated by reference herein.

10.5	Guaranty, dated September 4, 2009 by B.H.I.T. Inc. in favor of Fifth Third Bank. Exhibit 10.5 to the Form 8-K filed September 11, 2009 is incorporated by reference herein.

10.6	Employment Agreement, dated September 4, 2009 by and between The Wood Energy Group, Inc. and Greg Smith. Exhibit 10.6 to the Form 8-K filed September 11, 2009 is incorporated by reference herein.

10.7	Employment Agreement, dated September 4, 2009 by and between The Wood Energy Group, Inc. and Andy C. Lewis. Exhibit 10.7 to the Form 8-K filed September 11, 2009 is incorporated by reference herein.

21.1	List of Significant Subsidiaries. Exhibit 21.1 to the Form 8-K filed September 11, 2009 is incorporated by reference herein.

99.1	(a) Audited Balance Sheets and Audited Statements of Income, Stockholder's Equity and Cash Flows of The Wood Energy Group, Inc. as of and for the fiscal years ended December 31, 2008 and December 31, 2007

(b) Unaudited Balance Sheet and Unaudited Statements of Income, Stockholder's Equity and Cash Flows as of and for the six months ended June 30, 2009 and June 30, 2008

(c)
Unaudited Pro Forma Condensed Combined Balance Sheet of B.H.I.T. Inc. and The Wood Energy Group, Inc. as of June 30, 2009 and Unaudited Pro Forma Condensed  Combined Statements of Income of B.H.I.T. Inc. and The Wood Energy Group, Inc. for the six months ended June 30, 2009 and the year ended December 31, 2008

99.2	Press Release dated September 9, 2009. Exhibit 99.2 to the Form 8-K filed September 11, 2009 is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B.H.I.T. Inc.

	By:	/s/ Gary O. Marino
	Name:	Gary O. Marino
	Title:	Chief Executive Officer

Dated: December 10, 2009